AS filed with the Securities and Exchange Commission on May 15, 2020.

File No. 811-07038

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 33 [X]

THE MONEY MARKET PORTFOLIOS
(Exact Name of Registrant as Specified in Charter)

ONE FRANKLIN PARKWAY, SAN MATEO, CA 94403-1906
(Address of Principal Executive Offices (Zip Code)

(650) 312-2000
(Registrant’s Telephone Number, Including Area Code)

CRAIG S. TYLE, ONE FRANKLIN PARKWAY, SAN MATEO, CA 94403-1906
(Name and Address of Agent for Service of Process)

Please Send Copy of Communications to:

Bruce G. Leto, Esq.
Stradley, Ronon, Stevens & Young, LLP
2600 One Commerce Square

Philadelphia, Pennsylvania 19102

EXPLANATORY NOTE

This Amendment No. 33 (Amendment) to the Registration Statement of The Money Market Portfolios (Registrant) on Form N-1A (File No. 811-07038) relates to Part B of Franklin U.S. Government Money Market Portfolio, series of the Registrant, and does not otherwise delete, amend, or supersede any other information relating to the prospectus or SAI of any other series of the Registrant.

The Amendment is being filed under the Investment Company Act of 1940, as amended (1940 Act), to amend and supplement Amendment No. 32 to the Registrant’s Registration Statement on Form N-1A filed with the U.S. Securities and Exchange Commission on October 29, 2019 under the 1940 Act (Accession No. 0001379491-19-004692) (Amendment No. 32), as pertaining to the Part B of the Fund set forth above.  The Parts A and the Parts B of the Funds, as filed in Amendment No. 32, are incorporated herein by reference.

The shares of the Fund are not registered under the Securities Act of 1933, as amended (1933 Act), because the Fund issues its shares only in private placement transactions that do not involve a public offering within the meaning of Section 4(2) of the 1933 Act. Shares of the Fund are sold only to “accredited investors,” as defined in Regulation D under the 1933 Act. This Amendment is not offering to sell, or soliciting any offer to buy, any security to the public within the meaning of the 1933 Act.

SUPPLEMENT DATED MAY 15, 2020

TO THE PART B

DATED NOVEMBER 1, 2019 OF

THE MONEY MARKET PORTFOLIOS

The U.S. Government Money Market Portfolio

The Part B of the Fund is amended as follows:

  I.              The following is added to “Item 16. Description of the Fund and its Investments and Risk – Goals, Strategies and Risks – Non-Fundamental Investments Policies:”

Maturity, for purposes of the Fund’s investment policies, is calculated in accordance with Rule 2a-7, including Rule 2a-7’s maturity shortening provisions.

Please keep this supplement with your Part B for future reference.

1

THE MONEY MARKET PORTFOLIOS

File No. 811-07038

PART C

OTHER INFORMATION

Item 28. Exhibits. The following exhibits are incorporated by reference to the previous filed document indicated below, except as noted.

(a)	Agreement and Declaration of Trust

(i)

Amended and Restated Agreement and Declaration of Trust dated May 18, 2018 of The Money Market Portfolios

Filing: Amendment No. 31 to Registration Statement on Form N-1A

File No. 811-07038

Filing Date: October 29, 2018

(b)	By-Laws

(i) Second Amended and Restated By-Laws dated May 18, 2018 of The Money Market Portfolios Filing: Amendment No. 31 to Registration Statement on Form N-1A File No. 811-07038 Filing Date: October 29, 2018

(ii)

Certificate of Amendment of By-Laws of The Money Market Portfolios dated January 17, 2019

Filing: Amendment No. 32 to Registration Statement on Form N-1A

File No. 811-07038

Filing Date: October 29, 2019

(c)	Instruments Defining Rights of Security Holders

(i) Amended and Restated Agreement and Declaration of Trust
(a) Article III, Shares
(b) Article V, Shareholders’ Voting Powers and Meetings
(c) Article VI, Net Asset Value; Distributions; Redemptions; Transfers
(d) Article VIII, Certain Transactions: Section 4
(e) Article X, Miscellaneous: Section 4

(ii) Amended and Restated By-Laws
(a) Article II, Meetings of Shareholders
(b) Article VI, Records and Reports: Section 1, 2 and 3
(c) Article VII, General Matters: Section 3, 4, 6 and 7
(d) Article VIII, Amendment: Section 1

(iii) Part B, Statement of Additional Information – Item 22

(d)	Investment Advisory Contracts

(i)

Management Agreement between Registrant and Franklin Advisers, Inc. dated August 27, 1992

Filing: Amendment No. 6 to Registration Statement on Form N-1A

File No. 811-07038

Filing Date: October 31, 1995

(ii) Amendment dated August 1, 1995 to the Management Agreement dated August 27, 1992 Filing: Amendment No. 7 to Registration Statement on Form N-1A File No. 811-07038 Filing Date: October 30, 1996

(e)	Underwriting Contracts

Not Applicable

(f)	Bonus or Profit Sharing Contracts

Not Applicable

(g)	Custodian Agreements

(i)

Master Custody Agreement between Registrant and The Bank of New York Mellon dated February 16, 1996

Filing: Amendment No. 7 to Registration Statement on Form N-1A

File No. 811-07038

Filing Date: October 30, 1996

(ii)

Amendment dated May 7, 1997 to Master Custody Agreement dated February 16, 1996 between Registrant and The Bank of New York Mellon

Filing: Amendment No. 8 to Registration Statement on Form N-1A

File No. 811-07038

Filing Date: October 30, 1997

(iii) Amendment dated February 27, 1998 to Master Custody Agreement dated February 26, 1996 Filing: Amendment No. 10 to Registration Statement on Form N-1A File No. 811-07038 Filing Date: October 30, 1999

(iv)

Amendment dated October 1, 2019, to Exhibit A of the Master Custody Agreement between Registrant and The Bank of New York Mellon dated February 16, 1996

Filing: Amendment No. 32 to Registration Statement on Form N-1A

File No. 811-07038

Filing Date: October 29, 2019

(v)

Terminal Link Agreement between Registrant and The Bank of New York Mellon dated February 16, 1996

Filing: Amendment No. 7 to Registration Statement on Form N-1A

File No. 811-07038

Filing Date: October 30, 1996

(vi)

Amendment dated October 1, 2019, to Exhibit A of the Terminal Link Agreement between Registrant and The Bank of New York Mellon dated February 16, 1996

Filing: Amendment No. 32 to Registration Statement on Form N-1A

File No. 811-07038

Filing Date: October 29, 2019

(h)	Other Material Contracts

(i)

Amended and Restated Transfer Agent and Shareholder Services Agreement between the Registrant and Franklin Templeton Investor Services, LLC dated November 1, 2017

Filing: Amendment No. 31 to Registration Statement on Form N-1A

File No. 811-07038

Filing Date: October 29, 2018

(i)	Legal Opinion

Not Applicable

(j)	Other Opinions

Not Applicable

(k)	Omitted Financial Statements

Not Applicable

(l)	Initial Capital Agreements

(i) Letters of Understanding dated July 22, 1992 Filing: Amendment No. 6 to Registration Statement on Form N-1A File No. 811-07038 Filing Date: October 31, 1995

(m)	Rule 12b-1 plan

Not Applicable

(n)	Rule 18f-3 Plan

Not Applicable

(p)	Code of Ethics

(i) Code of Ethics dated December 31, 2018 Filing: Amendment No. 32 to Registration Statement on Form N-1A File No. 811-07038 Filing Date: October 29, 2019

(q)	Power of Attorney

(i) Power of Attorney dated May 21, 2019 Filing: Amendment No. 32 to Registration Statement on Form N-1A File No. 811-07038 Filing Date: October 29, 2019

Item 29.  Persons Controlled by or Under Common Control with Registrant

None

Item 30.  Indemnification

The Amended and Restated Agreement and Declaration of Trust (the "Declaration") provides that any person who is or was a Trustee, officer, employee or other agent, including the underwriter, of such Trust shall be liable to the Trust and its shareholders only for (1) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing, or (2) the person's own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person (such conduct referred to herein as Disqualifying Conduct) and for nothing else. Except in these instances and to the fullest extent that limitations of liability of agents are permitted by the Delaware Statutory Trust Act (the "Delaware Act"), these Agents (as defined in the Declaration) shall not be responsible or liable for any act or omission of any other Agent of the Trust or any investment adviser or principal underwriter. Moreover, except and to the extent provided in these instances, none of these Agents, when acting in their respective capacity as such, shall be personally liable to any other person, other than such Trust or its shareholders, for any act, omission or obligation of the Trust or any trustee thereof.

The Trust shall indemnify, out of its property, to the fullest extent permitted under applicable law, any of the persons who was or is a party, or is threatened to be made a party to any Proceeding (as defined in the Declaration) because the person is or was an Agent of such Trust. These persons shall be indemnified against any Expenses (as defined in the Declaration), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the Proceeding if the person acted in good faith or, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent shall not in itself create a presumption that the person did not act in good faith or that the person had reasonable cause to believe that the person's conduct was unlawful. There shall nonetheless be no indemnification for a person's own Disqualifying Conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers and controlling persons of the Trust pursuant to the foregoing provisions, or otherwise, the Trust has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Trust of expenses incurred or paid by a Trustee, officer or controlling person of the Trust in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with securities being registered, the Trust may be required, unless in the opinion of its counsel the matter has been settled by controlling precedent, to submit to a court or appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31.  Business and Other Connections of the Investment Adviser

The officers and directors of Franklin Advisers, Inc., (Advisers), Registrant's investment manager, also serve as officers and/or directors/trustees for (1) Advisers' corporate parent, Franklin Resources, Inc., and/or (2) other investment companies in Franklin Templeton Investments. For additional information please see Part B and Schedules A and D of Form ADV of Advisers (SEC File 801-26292), incorporated herein by reference, which sets forth the officers and directors of Advisers and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Item 32.  Principal Underwriters

Not Applicable

Item 33.  Locations of Accounts and Records

The accounts, books or other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 are kept by the Trust at One Franklin Parkway, San Mateo, CA  94403-1906 or its shareholder services agent, Franklin Templeton Investor Services LLC, at 3344 Quality Drive, Rancho Cordova, CA  95670-7313.

Item 34.  Management Services

There are no management-related service contracts not discussed in Part A or Part B.

Item 35.  Undertaking

      Not Applicable

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Mateo and the State of California, on the 14th day of May, 2020.

THE MONEY MARKET PORTFOLIOS

(Registrant)

By:  /s/Steven J. Gray

Steven J. Gray

Vice President and Co-Secretary

THE MONEY MARKET PORTFOLIOS

REGISTRATION STATEMENT

EXHIBIT INDEX

The following exhibits are attached:

EXHIBIT NO.	DESCRIPTION

None